                                                                      EXHIBIT BB

                         SENIOR SECURED CREDIT AGREEMENT

                            dated as of May 20, 1998

                                  by and among

                     SKYLINE MULTIMEDIA ENTERTAINMENT, INC.,

                             NEW YORK SKYLINE, INC.,

                         SKYLINE VIRTUAL REALITY, INC.,

                             SKYLINE CHICAGO, INC.,

                              SKYLINE MAGIC, INC.,

                            SKYLINE LAS VEGAS, INC.,

                        BANK OF NEW YORK, AS TRUSTEE FOR
                        THE EMPLOYEES RETIREMENT PLAN OF
                              KEYSPAN ENERGY CORP.
                                       AND

                    PROSPECT STREET NYC DISCOVERY FUND, L.P.

                  SENIOR SECURED CREDIT AGREEMENT, dated as of May 20, 1998 by and among Bank of New York, as Trustee for the Employees Retirement Plan of Keyspan Energy Corp.("KEP") and Prospect Street NYC Discovery Fund, L.P. ("Prospect Street") (KEP and Prospect Street each a "Lender," and collectively, the "Lenders"), and Skyline Multimedia Entertainment, Inc., a New York corporation ("SMEI" or the "Company"), New York Skyline, Inc., a New York corporation ("NYSI"), Skyline Virtual Reality, Inc., a Delaware corporation ("SCI"), Skyline Magic, Inc., a Delaware corporation ("SMI"), and Skyline Las Vegas, Inc., a Delaware corporation ("SLVI") (SMEI, NYSI, SCI, SMI and SLVI, each a "Borrower" and, jointly and severally, the "Co-Borrowers").

                  WHEREAS, capitalized terms not otherwise defined herein have the meanings set forth in Section 1.1; and

                  WHEREAS, the Co-Borrowers wish to obtain financing and the Lenders desire to provide such financing to the Co-Borrowers;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  1.1 Definitions. (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

                  "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

                  "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

                  "Agreement" means this Senior Secured Credit Agreement, the Exhibits, Annexes and the certificates or other documents or instruments delivered in accordance herewith, as the same may be amended from time to time in accordance with the terms hereof.

                  "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

                  "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

                  "Borrowing Certificate" means a certificate executed and delivered by the Co-Borrowers in accordance with the terms of Section 2.2 and substantially in the form of Exhibit A hereto.

                  "Business Combination" means with respect to any Person any
(i) merger, consolidation or combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person, (iii) any tender offer (including without limitation a self-tender), exchange offer, recapitalization, liquidation, dissolution or similar transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person (even if less than all or substantially all) or (v) the entering into of any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing; provided, however, that the issuance of securities pursuant to Options under the existing stock option plans of a Borrower shall not be deemed a Business Combination for purposes hereof.

                  "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

                  "Business or Condition" means, with respect to any Person, the business, condition, results of operations, Assets and Properties or prospects of such Person.

                  "Capital Lease Obligations " means, as to any Person, any obligation of such Person which is or should be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP on a consolidated basis.

                  "Change of Control" means the acquisition after the date hereof of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act), other than the Lenders or any Affiliate of the Lenders of shares representing more than 50% of the aggregate ordinary voting power (in the absence of contingencies) represented by the issued and outstanding capital stock of SMEI.


                  "Closing" means the making of the Loan hereunder in accordance with the provisions herein.

                  "Closing Date" means the date on which the Loan is to be made in accordance with the provisions herein, which date shall be April 15, 1998.

                  "Co-Borrowers" has the meaning ascribed to it in the forepart of this Agreement (and includes, unless the context otherwise requires, any predecessor of any Borrower).

                  "Contract" means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

                  "Equity Financing" means an equity financing pursuant to which the Company receives gross proceeds of at least three million dollars ($3,000,000), exclusive of conversion of the Notes.

                  "Event of Default" has the meaning ascribed to it in Article VII herein.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Final Maturity Date" means the date on which the Lenders demand repayment of the Notes, which date shall not be prior to July 15, 1998.

                  "GAAP" means generally accepted accounting principles, consistently applied.

                  "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, any stock exchange, quotation service and the National Association of Securities Dealers.

                  "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all guarantees by such Person of Indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (ix) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.


                  "Indemnified Liabilities" has the meaning ascribed to it in
Section 8.2.

                  "Indemnitees" has the meaning ascribed to it in Section 8.2.

                  "Indemnitor" has the meaning ascribed to it in Section 8.2.

                  "Indemnity, Subrogation and Contribution Agreement" means the form of Indemnity, Subrogation and Contribution Agreement attached as Exhibit B hereto, as such agreement may be amended, modified or restated from time to time.

                  "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Lenders" has the meaning ascribed to it in the forepart of this Agreement.

                  "Liabilities" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon a contingency), known or unknown, fixed or otherwise, or whether due or to become due.

                  "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

                  "Liens" means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, charge or other encumbrance of any kind, or other Contract granting any of the foregoing.

                  "Loan" means the loan in the amount set forth on Schedule 2.1 hereto made by the Lenders to the Co-Borrowers in accordance with the terms herein.

                  "Loan Period" means the period commencing on the Closing Date and ending on the first date on which the Loan and all other amounts owing under this Agreement and any Operative Agreement have been indefeasibly satisfied in full.


                  "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses, including without limitation interest, reasonable expenses of investigation, court costs, reasonable fees and expense of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including without limitation reasonable fees and expenses of attorneys, incurred in connection with (i) the investigation or defenses of any third party or other claim with respect to which either of the Lenders may be indemnified pursuant to Section
8.2 hereof or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

                  "Notes" means the Senior Secured Promissory Notes of the Co-Borrowers, due on the Final Maturity Date, issued pursuant to Section 2.1(b), in the form attached as Exhibit C hereto.

                  "Operative Agreements" means the Notes, the Warrants, the Subsidiary Stock Pledge Agreements, the Subsidiary Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Subordination Agreement and the Security Agreement and any supporting or other agreements required hereby or thereby to be entered into in connection with the transactions contemplated by this Agreement.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  "Potential Event of Default" means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

                  "Prospect Street Entities" means Prospect Street NYC Discovery Fund, L.P., Prospect Street NYC Co-Investment Fund, L.P. and Connecticut Financial Developments, L.P.

                  "Responsible Officer" means the Chief Executive Officer or Chief Financial Officer of a Borrower.

                  "SBA" means the U.S. Small Business Administration.

                  "SBA Act" means the Small Business Act of 1953, as amended, and the Small Business Investment Act of 1958, as amended.

                  "SBA Regulations" means the rules and regulations of the SBA promulgated under the SBA Act (13 CFR 107 et seq; and 13 CFR 121 et seq., collectively).

                  "SEC" means the Securities and Exchange Commission.

                  "SEC Reports" means those reports filed by the Company with the SEC pursuant to the Securities Act and the Exchange Act.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Security Agreement" means the Security Agreement, dated as of the Closing Date, by and among the Co-Borrowers and the Lenders, substantially in the form and to the effect of Exhibit D hereto, as such agreement may be amended, modified or restated from time to time.

                  "Subsidiary" means any Person in which the Co-Borrowers, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests or the voting power of such Person.

                  "Subsidiary Guarantee Agreement" means the form of Subsidiary Guarantee Agreement attached as Exhibit E hereto, as such agreement may be amended, modified or restated from time to time.

                  "Subsidiary Guarantor" means each Subsidiary that delivers a Subsidiary Guarantee Agreement as required pursuant to Section 5.7 herein.

                  "Subsidiary Stock Pledge Agreement" means the Subsidiary Stock Pledge Agreement dated as of the Closing Date, by and among the Co-Borrowers and the Lenders, attached as Exhibit F hereto, as such agreement may be amended, modified or restated from time to time.

                  "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other similar governmental charges, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Transfer Tax" has the meaning set forth in Section 5.4.

                  "Warrants" or "Warrant Certification" means the form of Warrant Certificate attached as Exhibit G hereto, as such Certificate may be amended, modified or restated from time to time.

                  (b) Unless the context of this Agreement otherwise requires,
(i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Co-Borrowers or a Subsidiary. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.



                                   ARTICLE II

                                  THE FINANCING

                   2.1     Loan; Issuance of the Notes.

                  (a) Subject to the terms and conditions herein, and relying upon the representations and warranties of the Co-Borrowers herein set forth, the Lenders agree to make a Loan to the Co-Borrowers on the Closing Date in an aggregate principal amount as set forth on Schedule 2.1 hereto. The Lenders shall make payment of the Loan by wire transfer of funds to such account in New York City as the Co-Borrowers may designate in the Borrowing Certificate. Amounts paid or prepaid in respect of the Loan may not be re-borrowed.

                  (b) Upon the making of the Loan, the Co-Borrowers shall issue Notes in the aggregate principal amount of the Loan.

                  2.2 Borrowing Procedure. In order to request the Loan, the Co-Borrowers shall hand deliver or telecopy to the Lenders a duly completed Borrowing Certificate on or prior to April 15, 1998. The Borrowing Certificate shall be irrevocable, shall be signed by or on behalf of each of the Co-Borrowers by a Responsible Officer, and shall specify the following information: (i) the date of the Loan (which shall be the Closing Date); (ii) the amount of the Loan; and (iii) the number and location of the account in New York City to which funds are to be disbursed.

                  2.3     Repayment of Loan.

                  (a) The Co-Borrowers unconditionally promise to pay to the Lenders the then unpaid principal amount of the Notes issued to the Lenders, together with all accrued and unpaid interest thereon, on the Final Maturity Date.

                  (b) The Lenders shall maintain an account or accounts evidencing the Indebtedness of the Co-Borrowers to the Lenders resulting from the Loan, including the amounts of principal and interest payable and paid to the Lenders from time to time under this Agreement.

                  (c) The entries made in the accounts maintained pursuant to paragraph (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Lenders to maintain such accounts or any error therein shall not in any manner affect the obligations of the Co-Borrowers to repay the Loan in accordance with its terms.

                  2.4     Interest on Notes.

                  (a) The Notes shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum of 14%; provided, however, that, upon an Event of Default under Section 7.1 herein, the rate of interest per annum shall increase to a rate per annum of 21%.

                  (b) Interest on the Notes shall be payable on the earlier to occur of the Final Maturity Date and the consummation of an Equity Financing.

                  2.5     Optional Prepayment.

                  (a) The Co-Borrowers shall have the right at any time and from time to time to prepay the Notes, in whole or in part. Written notice of prepayment under this Section 2.5 shall be given to the Lenders at least five
(5) days but not more than thirty (30) days before the prepayment date set forth in such notice; provided, however that each partial prepayment shall be in a principal amount that is an integral multiple of $10,000 and not less than $100,000.

                  (b) Each notice of prepayment shall specify the prepayment date and the principal amount of the Notes (or portion thereof) to be prepaid and shall be irrevocable and shall commit the Co-Borrowers to prepay the principal amount of such Note (together with accrued and unpaid interest thereon) by the amount stated therein on the date stated therein.

                  2.6     Payments.

                  (a) The Co-Borrowers shall make each payment (including principal of and interest on the Notes, and any fees or expenses or other amounts) hereunder and under any Operative Agreement not later than 2:00 p.m., New York City time, on the date when due in immediately available United States Dollars, without setoff or counterclaim. Each such payment shall be made to the Lenders by wire transfer of immediately available or next day funds to such account as the Lenders shall have designated.

                  (b) Whenever any payment (including principal of and interest on the Notes, and any fees or expenses or other amounts) hereunder or under any Operative Agreement shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees or expenses, if applicable.

                  2.7 Optional Conversion. In the event that an Equity
Financing has been consummated on or before July 15, 1998, the holders of the Notes, may, at their option, convert all, but not less than all, of the principal amount of the Notes such that each $1.00 of principal amount of the Notes are converted into that number of units of securities offered in the Equity Financing as are purchaseable thereunder for $1.25. Upon such conversion, accrued and unpaid interest on the Notes shall be immediately payable to the Lenders in cash.

                  2.8 Warrant Certificate. Immediately upon the earlier of (x) the prepayment of all or any portion of any Note and (y) expiration of the 10 day notice period with respect to notification to the Company's shareholders that the Company has requested a waiver from the Nasdaq Stock Market, Inc. of certain corporate governance rules to which the Company is subject, SMEI will issue to each Lender a Warrant Certificate, the terms of which shall be substantially the same as those set forth in Exhibit G hereto. Notwithstanding the foregoing, such Warrant Certificates shall be issued no later than June 15, 1998.


                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE CO-BORROWERS

                  The Co-Borrowers hereby represent and warrant to the Lenders as follows:

                  3.1 Organization. Each of the Co-Borrowers is a corporation duly organized and validly existing under the Laws of its respective state of incorporation. Each of the Co-Borrowers is duly qualified, licensed or admitted to do business in those jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted will not have a material adverse effect on the Business or Condition of the Co-Borrowers taken as a whole. Each of the Co-Borrowers has, prior to the execution of this Agreement, delivered to the Lenders true and complete copies of its certificate of incorporation and by-laws as in effect on the date hereof.

                  3.2 Power and Authority. Each of the Co-Borrowers has all requisite corporate power and authority to execute and deliver this Agreement and the Operative Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to issue and sell (pursuant to this Agreement), the Notes and the Warrants required hereunder to be issued on such date. The execution and delivery by the Co-Borrowers of this Agreement and the Operative Agreements to which they are a party, and the performance by the Co-Borrowers of their obligations hereunder and thereunder, including without limitation the issuance and sale (pursuant to this Agreement) of the Notes and the Warrants required hereunder to be issued on such date, have been duly and validly authorized by all necessary action of the board of directors. This Agreement has been duly and validly executed and delivered by the Co-Borrowers and constitutes (and upon the execution and delivery by the Co-Borrowers of the Operative Agreements to which they are a party, such Operative Agreements will constitute) legal, valid and binding obligations of the Co-Borrowers enforceable against the Co-Borrowers in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and as the same may be limited by general principles of equity.


                  3.3 Subsidiaries. The Subsidiaries of SMEI are NYSI, SVRI, SCI, AMI and SLVI. There are no other Subsidiaries of any of the Co-Borrowers.

                  3.4 No Conflicts. The execution and delivery by the Co-Borrowers of this Agreement do not, and the execution and delivery by the Co-Borrowers of the Operative Agreements to which they are a party, the performance by the Co-Borrowers of their obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby did not, do not and could not reasonably be expected to:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of any of the Co-Borrowers;

                  (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any of the Co-Borrowers or any of their Assets and Properties;

                  (c) (i) conflict with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Co-Borrowers to obtain, from any Person other than the Lenders, the Prospect Street Entities or any of their respective affiliates, any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, any material Contract or material License to which the Co-Borrowers are a party or by which any of their Assets and Properties are bound; or

                  (d) result in the creation or imposition of any Lien upon any of the Co-Borrowers or any of their Assets and Properties (other than in favor of the Lenders).

                  3.5 Capitalization. The Company's authorized capital stock consists of: 19,000,000 shares of common stock, $.001 par value per share, of which 1,385,000 shares are issued and outstanding and 110,000 shares are held as treasury shares as of the date hereof; 1,000,000 shares of Class A Common Stock, par value $.001 per share, of which 960,000 shares are issued and outstanding as of the date hereof; and 5,000,000 shares of preferred stock, par value $.001 per share, of which 1,090,909 shares have been designated as Series A Convertible Participating Preferred Stock. Additionally, as of the date hereof, not including the Warrants, there are outstanding options and warrants to purchase an aggregate of 6,968,572 shares of Common Stock.


                                   ARTICLE IV


                             CONDITIONS TO THE LOAN

                  The obligation of the Lenders to make the Loan hereunder is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by any the Lenders in its sole discretion):

                  4.1 Borrowing Certificate. The Lenders shall have received a Borrowing Certificate as required by Section 2.2.

                  4.2 Representations and Warranties. Each of the representations and warranties made by the Co-Borrowers in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects (if not qualified by materiality or material adverse effect) and in all respects (if qualified by materiality or material adverse effect) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects (if not qualified by materiality or material adverse effect) and in all respects (if qualified by materiality or material adverse effect) on and as of such earlier date.

                  4.3 Performance. The Co-Borrowers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Co-Borrowers at or before the Closing.

                  4.4 Secretary's Certificate. Each of the Co-Borrowers shall have delivered to each of the Lenders a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of the Co-Borrowers, substantially in the form and to the effect of Exhibit H hereto.

                  4.5 Orders and Laws. Except as previously disclosed to the Lenders or contained in the SEC Reports, there shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action (i) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to, the Lenders, the Co-Borrowers, or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law; or (ii) wherein an unfavorable judgment, decree or Order would prevent the carrying out of this Agreement or any of the Operative Agreements or any of the transactions or events contemplated hereby or thereby, declare unlawful the transactions or events contemplated by this Agreement or any of the Operative Agreements or present a reasonable risk of damages to the Lenders.

                  4.6 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority required to be obtained, taken or made to permit the Lenders or the Co-Borrowers to perform their respective obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby, (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to the Lenders, (c) shall not impose any material limitations or restrictions on either of the Lenders, (d) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (e) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.


                  4.7 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the Lenders or the Co-Borrowers of their respective obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which the Lenders or the Co-Borrowers are a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect the Lenders or the Business or Condition of the Co-Borrowers, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to each of the Lenders, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect; provided, however, that any such required consents (or in lieu thereof waivers) from the Lenders, the Prospect Street Entities or their respective Affiliates under any Contract or other instrument or agreement shall hereby be deemed obtained.

                  4.8 Operative Agreements. Each Operative Agreement shall have been duly executed and delivered by the respective parties thereto other than the Lenders and shall be in full force and effect.

                  4.9 Issuance of Notes and Warrants. The Co-Borrowers shall have issued the Notes as required by Section 2.1 and SMEI shall have issued the Warrant Certificates as required by Section 2.8.

                  4.10 Potential Event of Default, Event of Default. No event shall have occurred and be continuing or would result from the consummation of the Loan contemplated by the Borrowing Certificate which would constitute a Potential Event of Default or an Event of Default.

                  4.11 Additional Matters. All corporate and other proceedings to be taken on the part of the Co-Borrowers in connection with the transactions contemplated by this Agreement and the Operative Agreements and all documents incident thereto shall be reasonably satisfactory in form and substance to each of the Lenders.


                                    ARTICLE V


                              AFFIRMATIVE COVENANTS

                  The Co-Borrowers covenant and agree with each of the Lenders that, at all times during the Loan Period or any other times that either Lender shall hold securities of the Company or any Co-Borrower, the Co-Borrowers will, and will cause each of their Subsidiaries, if any, to comply with each of the covenants and agreements contained in this Article V.

                  5.1      Financial and Business Information.

                  (a) Quarterly Statements. The Co-Borrowers shall deliver to each of the Lenders, as soon as practicable, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Co-Borrowers, true and complete copies of the consolidated balance sheets, and the related consolidated statements of income, stockholders' equity and cash flows of the Co-Borrowers as at the close of such quarter and covering operations for such quarter, and the portion of the Co-Borrowers' fiscal year ending on the last day of such quarter, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year, as set forth in Co-Borrowers' public reports under the Exchange Act as filed with the SEC.

                  (b) Annual Statements. The Co-Borrowers shall deliver to each of the Lenders, as soon as practicable after the end of each fiscal year of the Co-Borrowers, and in any event within 90 days thereafter, true and complete copies of the consolidated and consolidating balance sheets of the Co-Borrowers at the end of such year and the consolidated and consolidating statements of income, stockholders' equity and cash flows of the Co-Borrowers for such year, setting forth in each case in comparative form the figures for the previous fiscal year, as set forth in the Co-Borrowers' public reports under the Exchange Act as filed with the SEC; and these shall be accompanied by an opinion thereon of a firm of independent certified public accountants of recognized national standing selected by the Co-Borrowers.

                  (c) Other Reports. The Co-Borrowers shall deliver to each of the Lenders, promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Co-Borrowers to stockholders generally, of each financial statement, report, notice or proxy statement sent by the Co-Borrowers or any of their Subsidiaries to the SEC or any successor agency, if applicable, of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Co-Borrowers or any of their Subsidiaries with, or received by such Person in connection therewith from, any securities exchange or the SEC or any successor agency, of any press release issued by the Co-Borrowers or any of their Subsidiaries, and of any material of any nature whatsoever prepared by the SEC or any successor agency thereto or any state blue sky or securities law commission which relates to or affects in any way the Co-Borrowers or any of their Subsidiaries.

                  (d) Requested Information. The Co-Borrowers shall deliver to each of the Lenders, with reasonable promptness, such other documents, reports, data and information as from time to time may be reasonably requested by either of the Lenders.


                  5.2 SBA Forms; Inspection. Prior to the Closing, the Co-Borrowers shall deliver to Prospect Street any documentation required pursuant to the SBA Act or the SBA Regulations, including, but not limited to:
SBA Forms 480, 652 and 1031 and the SBA Certificate dated as of the Closing Date and executed by the chief executive officer or president of each of the Co-Borrowers, substantially in the form and to the effect of Exhibit I hereto. At any time and from time to time, at the request of Prospect Street, such Co-Borrower shall permit

Prospect Street and/or the SBA and/or any Person designated by Prospect Street to inspect any of the properties, corporate books and financial records of such Co-Borrower, if any, to discuss their respective affairs and finances with the officers and employees of such Co-Borrower and to make extracts from the copies of such books and records, all at such time as Prospect Street may reasonably request, including, but not limited to, for purposes of verifying information provided to Prospect Street and required by the SBA.

                  5.3 Inspection. The Co-Borrowers shall permit either of the Lenders and their nominees, assignees, and representatives, in a manner reasonably calculated not to unduly disrupt or interfere with the conduct of the Co-Borrowers' business and upon at least three (3) days prior notice, to visit and inspect any of the Assets and Properties of the Co-Borrowers, to examine all its books of account, records, reports and other papers not contractually required of the Co-Borrowers to be confidential or secret, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, directors, key employees and independent public accountants or any of them (and by this provision, the Co-Borrowers authorize said accountants to discuss with the Lenders or their nominees, assignees and representatives the finances and affairs of the Co-Borrowers), all at such reasonable times and as often as may be reasonably requested.

                  5.4 Corporate Existence; Compliance. The Co-Borrowers shall, and shall cause each Subsidiary to, cause to be done all things necessary to preserve and keep in full force and effect the corporate existence of the Co-Borrowers and all necessary approvals and licenses of any Governmental or Regulatory Authority. The Co-Borrowers shall comply with all Laws applicable to the Co-Borrowers and comply with all agreements to which the Co-Borrowers are a party, the violation of which could reasonably be expected to have a material adverse effect on the Business or Condition of the Co-Borrowers.

                  5.5 Payment of Liabilities. The Co-Borrowers shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Liabilities (including Taxes) of the Co-Borrowers, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Co-Borrowers. The Co-Borrowers shall also pay any New York State Real Estate Transfer Tax, New York City Real Property Transfer Tax and New York Stock Transfer Tax ("Transfer Tax") and any similar Taxes imposed by any other state (and any penalties or interest relating to such Transfer Taxes), which become payable in connection with the transactions contemplated by this Agreement, any Operative Agreement, and the Notes, and cooperate with the Lenders in the preparation, execution and filing of any required returns with respect to any Transfer Tax and in the determination of the portion of the consideration allocable to real property in New York State or New York City (or in any other jurisdiction, if applicable).


                  5.6 Insurance: Maintenance of Properties. The Co-Borrowers shall keep adequately insured by duly licensed insurers all material Assets and Properties of the Co-Borrowers and also keep the Co-Borrowers adequately insured at all times with responsible insurance carriers against liability on account of damage to persons or property and under all applicable workers' compensation laws. All such insurance shall be in such amounts and with such coverage as is consistent with coverage usually carried by corporations of a similar size engaged in the same or similar business similarly situated and as is reasonably satisfactory to the Lenders. The Co-Borrowers shall maintain and preserve, in all material respects, all of the Assets and Properties of the Co-Borrowers necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted.

                  5.7 Notice of Certain Events. The Co-Borrowers shall promptly notify each of the Lenders in writing (i) of the commencement of any Action or Proceeding to which the Co-Borrowers or any Subsidiary is a party where the amount in controversy is in excess of $50,000, singularly or cumulatively, for all claims arising from a single incident, to which the Co-Borrowers may be a party and (ii) of any Potential Event of Default or Event of Default specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

                  5.8 Subsidiary Guarantors; Contribution. The Borrower shall cause each Subsidiary to promptly enter into a Subsidiary Guarantee Agreement as a Subsidiary Guarantor thereunder and the Security Agreement as a Subsidiary Grantor thereunder. The Co-Borrowers shall each promptly enter into an Indemnitee, Subrogation and Contribution Agreement with respect to each other.

                  5.9 Further Assurances. The Co-Borrowers shall take such further actions and otherwise assist and cooperate with each Lender required to make any filings or obtain any approvals with or from any Governmental or Regulatory Authority.

                  5.10 Board Seats. Upon notice to the Company, Keyspan shall have the right to designate two members to the Company's Board of Directors, provided, however, that such designees shall be subject to the approval of the Company, which approval shall not be unreasonably withheld.


                                   ARTICLE VI


                               NEGATIVE COVENANTS

                  Each Co-Borrower covenants and agrees with each Lender that, at all times during the Loan Period, each Borrower will, and will cause each of its Subsidiaries to, comply with each of the covenants and agreements contained in this Article VI.

                  6.1 Indebtedness. Without consent of the Lenders, no Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly create, incur, assume, extend the maturity of, or otherwise become directly or indirectly liable with respect to, any Indebtedness other than, without duplication:

                           (i) Indebtedness under this Agreement;

                           (ii) Indebtedness constituting Capital Lease
                  Obligations; and

                           (iii) as an endorser of negotiable instruments for
                  the payment of money deposited to such Borrower's or such Subsidiary's bank account for collection in the ordinary course of business.

                  6.2 Liens. Without consent of the Lenders, no Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or permit to exist any Lien upon or with respect to any of its Assets and Properties, whether now owned hereafter acquired or any income or profits therefrom, or assign or otherwise convey any right to receive income to secure any Indebtedness, except for Liens securing Indebtedness of up to an aggregate amount of $250,000 at any time outstanding for all Borrowers and Subsidiaries taken together.

                  6.3 Merger, Consolidation, Sale of Assets. Without consent of the Lenders, no Borrower will, nor will it permit any of its Subsidiaries to, voluntarily liquidate or dissolve, or consolidate or merge with or into any other Person, or permit any other Person to consolidate with or merge into it or participate in a share exchange with or sell, lease, transfer, contribute or otherwise dispose of any of its Assets and properties to any other Person (other than sales of inventory and worn out and obsolete assets in the ordinary course of business as such business is conducted in compliance with Section 6.14).

                  6.4 Lease Obligations. No Borrower shall, except for real property leases requiring annual lease payments not exceeding $250,000 in the aggregate for all Co-Borrowers, create or suffer to exist or permit any Subsidiary to create or suffer to exist, any obligations for the payments of rental for any property under leases or agreements to lease having a term of one year or more.

                  6.5 Loans and Investments. Without consent of the Lenders, no Borrower shall, nor shall it permit any of its Subsidiaries to, hold any Investment Assets, or make or keep outstanding any advance or loans, except that the Borrowers may invest in (i) direct obligations of, obligations fully guaranteed by, and repurchase agreements fully secured by, the United States of America or any agency thereof, (ii) certificates of deposit of any commercial bank which is a member of the Federal Reserve System, and (iii) money market accounts or other similar low-risk, liquid investments approved by the board of directors of such Borrower.

                  6.6 Dividends, Etc. Without consent of the Lenders, no Borrower shall, nor shall it permit any of its Subsidiaries to, declare or pay any cash or asset dividend on any of its shares or make any other distribution or disposition of any Assets and Properties to stockholders in respect of its shares (or otherwise), or make, or commit to make, any payment on account of the purchase, redemption or other retirement of any of its shares or warrants or options therefor.

                  6.7 Subsidiaries. Without consent of the Lenders, no Borrower shall, nor shall it permit any of its Subsidiaries to, unless prior written notice has been given to the Lenders, organize or cause to exist any Subsidiary.

                  6.8 Sale and Leaseback. Without consent of the Lenders, no Borrower shall, nor shall it permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by such Borrower or such Subsidiary of real or personal property which has been or is to be sold by such Borrower or such Subsidiary to such Person.

                  6.9 Charter Documents; Directors. Without consent of the Lenders, no Borrower shall, nor shall it permit any of its Subsidiaries to, amend the certificate of incorporation or by-laws of such Borrower or such Subsidiary as in effect on the date hereof (or, in the case of any future Subsidiary, the date of incorporation of such Subsidiary) or change the size or composition of such Borrower's or such Subsidiary's board of directors, except as permitted pursuant to the certificate of incorporation of the Company.

                  6.10 Certain Limitations. Other than as permitted pursuant to this Agreement, without consent of the Lenders, no Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or allow to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other interest participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, such Borrower or such Subsidiary, (ii) make loans or advances to such Borrower or such Subsidiary or (iii) transfer any of its Assets and Properties to such Borrower or such Subsidiary. Without consent of the Lenders, no Borrower shall, nor shall it permit any of its Subsidiaries to, enter into any agreement with any Person other than the Lenders pursuant to this Agreement or any Operative Agreement.

                  6.11 Conflicting Agreements. Without consent of the Lenders, no Borrower shall, nor shall it permit any of its Subsidiaries to, enter into any agreements or arrangements which by their terms or reasonably foreseeable effect restricts or adversely affects such Borrower's or such Subsidiary's right and ability to meet its obligations to any Lender hereunder or under any of the Operative Agreements to which it is a party.

                  6.12 Use of Proceeds. Without consent of the Lenders, no Borrower shall, directly or indirectly, use any of the proceeds received from the Lenders hereunder to engage in any activities with respect to which an SBIC is prohibited from providing funds by SBA regulations, including without limitation 13 CFR Section 107.720.

                  6.13 Affiliate Transactions. Without consent of the Lenders, no Borrower shall, nor shall it permit any of its Subsidiaries to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other any Lender), unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of such Borrower's or such Subsidiary's business and (iii) upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

                  6.14 Change in Nature of Business. Without consent of the Lenders, no Borrower shall engage, nor shall it permit any of its Subsidiaries to engage, in any business other than the business currently conducted by such Borrower or such Subsidiary and activities reasonably related thereto.


                                   ARTICLE VII

                                EVENTS OF DEFAULT

                  If any of the following conditions or events ("Events of Default") shall occur and be continuing:

                  7.1 Failure To Make Payments When Due. Failure to pay any installment of principal or interest of the Loan when due, whether at stated maturity, by acceleration, by notice of prepayment, or otherwise; or

                  7.2 Default in Other Agreements. Any event or condition occurs that results in any Indebtedness of the Co-Borrowers in excess of $50,000 in the aggregate for the Co-Borrowers becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

                  7.3 Breach of Certain Covenants and Agreements. Failure of the Co-Borrowers to materially perform or comply with (i) any term or condition contained in Article V (other than Sections 5.5 and 5.7 herein), or (ii) any other term contained in this Agreement or the Operative Agreements; and, in the case of clause (ii), and provided that the Co-Borrowers have complied with
Section 5.7, such failure shall not have been remedied or waived within ten (10) days after receipt of written notice from either of the Lenders of such default; or

                  7.4 Breach of Warranty. Any representation or warranty made by the Co-Borrowers in this Agreement or any Operative Agreement or in any written statement or certificate at any time given by the Co-Borrowers pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (if not qualified by materiality or material adverse effect) and in any respect (if qualified by materiality or material adverse effect) on the date as of when made; or

                  7.5 Involuntary Bankruptcy Appointment of Receiver, Etc. (a)
A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Co-Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted and remain unstayed under any applicable federal or state law; or (b) an involuntary case is commenced against any Co-Borrower under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Co-Borrower or over all or a substantial part of any of their respective Assets and Properties, shall have been entered; or an interim receiver, trustee or other custodian of any Co-Borrower for all or a substantial part of their respective Assets and Properties is involuntarily appointed; or a warrant of attachment, execution or similar process is issued against any substantial part of the Assets and Properties of any Co-Borrower, and the continuance of any such events in this clause (b) for sixty (60) days unless dismissed, bonded, stayed, vacated or discharged; or

                  7.6 Voluntary Bankruptcy; Appointment of Receiver, Etc. Any Co-Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or making possession by a receiver, trustee or other custodian for all or a possession by a receiver, trustee or other custodian for all or a substantial part of their Assets and Properties; the making by any Co-Borrower of any assignment for the benefit of creditors; the admission by any Co-Borrower in writing of their inability to pay its debts as such debts become due; or the board of directors of any Co-Borrower (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

                  7.7 Judgments and Attachments. Except as previously disclosed to the Lenders or as set forth on Schedule 7.7 hereto, any money judgment, writ or warrant of attachment, or similar process involving in any individual case or in the aggregate at any time an amount in excess of fifty thousand dollars ($50,000), which is not covered by insurance, for any Co-Borrower and all Subsidiaries, taken together, shall be entered or filed against any Co-Borrower or any of their respective Assets and Properties and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                  7.8 Other Agreements. Any material provision of this Agreement or any other Operative Agreement shall cease to be a valid and binding obligation against any Co-Borrower except in accordance with its terms and except solely by reason of any act or omission of either of the Lenders, or any Co-Borrower, shall so state in writing; or

                  7.9 Change of Control. A Change of Control shall occur.

                  THEN, (i) upon the occurrence of any Event of Default described in the foregoing Sections 7.5 or 7.6, the unpaid principal amount of and accrued interest on the Loan shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Co-Borrowers, and the obligations of each of the Lenders hereunder shall thereupon terminate; and (ii) upon the occurrence of any other Event of Default, either of the Lenders may, at any time by written notice to the Co-Borrowers, declare the Loan to be, and the same shall forthwith become, due and payable, together with accrued interest thereon, and the obligations of each of the Lenders hereunder shall thereupon terminate.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                  If to the Co-Borrowers, to:

                  Skyline Multimedia Entertainment, Inc.
                  350 Fifth Ave., Suite 612
                  New York, NY 10118
                  Facsimile No.:  (212) 564-0652
                  Attn: President

                  with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, NY 10036
                  Facsimile No.: (212) 969-2900
                  Attn:  Neil S. Belloff, Esq.

                  If to Prospect Street, to:

                  Prospect Street NYC Discovery Fund, LP
                  250 Park Avenue, 17th Floor
                  New York, NY  10177
                  Facsimile No.:  (212) 490-1566
                  Attn:  John F. Barry, III

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, NY  10178
                  Facsimile No.:  (212) 309-6273
                  Attn:  Ira White, Esq.

                  If to KEP, to:

                  Bank of New York, as Trustee of the
                  Employees Retirement Plan of
                  Keyspan Energy Corp.

                  c/o The Brooklyn Union Gas Company
                  One MetroTech Center
                  Brooklyn, NY  11201-3850
                  Facsimile No. (718) 643-1341
                  Attn:  Thomas Riordan

                  with a copy to:

                  Cullen & Dykeman
                  177 Montague Street
                  Brooklyn, NY 11201
                  Facsimile No.: (718) 935-1304
                  Attn:  Lance D. Myers, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto at least ten
(10) days prior to the effective date of such notice.

                  8.2   Indemnity.


                  (a) Agreement to Indemnify. The Co-Borrowers (as "Indemnitors") agrees to indemnify each of the Lenders, each holder of any Loan, Notes or Warrants, and any stockholder, member, general partner, limited partner, officer, director, manager, agent and Affiliate of either of the Lenders or holder (collectively called the "Indemnitees"), in respect of, and hold them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, in any manner arising out of or relating to any breach of any representation or warranty of the Co-Borrowers contained in this Agreement or any Operative Agreement (the "Indemnified Liabilities").

                  (b) Notice of Claim. Each Indemnitee shall give the Indemnitors prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge; provided, however, that any failure to give such notice shall not affect the obligations of the Indemnitors unless (and then solely to the extent) the ability of the Indemnitors to provide such indemnification is prejudiced thereby.

                  (c) Control of Defense. The Indemnitors shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which they are responsible for indemnification hereunder (provided that no Indemnitor will settle any such claim without (i) the appropriate Indemnitee's prior written consent which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event, the Indemnitors shall have stated in a writing delivered to the Indemnitee that, as between the Indemnitors and the Indemnitee, the Indemnitors are responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided, however, that the Indemnitors shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee there are one or more defenses available to the Indemnitee which are not available to the Indemnitors; provided, further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitors will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 8.2 that is effected without its prior written consent. To the extent that the undertaking to indemnify and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any Law or public policy, each Indemnitor shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitee for any Indemnitor.

                  8.3 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

                  8.4   Purchase for Investment.


                  (a) The Lenders hereby represent and warrant to the Co-Borrowers that:

                  (i) the Notes will be acquired by the Lenders for their own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Notes in violation of the Securities Act, it being understood that the right to dispose of the Notes shall be entirely within the discretion of each of the Lenders, subject to contractual commitments of the Lenders to the Co-Borrowers;

                  (ii) each is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the Securities Act;

                  (iii) they has been given access to all information they deemed reasonably necessary to evaluate their investment in the Co-Borrowers; and

                  (iv) they have such experience and knowledge in financial and business matters to be capable of evaluating the merits and risks of their investment in the Co-Borrowers and have reviewed the merits of such investment with tax and legal counsel and other advisors to the extent they deemed advisable.

                  (b) The Lenders covenant that they will not sell or otherwise transfer the Notes except pursuant to an effective registration statement under the Securities Act and in compliance with state securities laws, or in a transaction which, in the opinion of counsel reasonably satisfactory to the Co-Borrowers, is exempt from registration under the Securities Act and under applicable state securities laws.

                  (c) The Lenders understand that the Notes have not been registered under the Securities Act in reliance on an exception therefrom under
Section 4(2) of the Securities Act, and that such securities shall bear the following legend:

                  "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH STATE SECURITIES LAWS OR (II) IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE SKYLINE MULTIMEDIA ENTERTAINMENT, INC., IS EXEMPT FROM REGISTRATION THEREUNDER AND UNDER APPLICABLE STATE SECURITIES LAWS."

                  The Co-Borrowers shall remove such legend upon receipt of an opinion from counsel to the Lenders, reasonably satisfactory in form and substance to counsel to the Co-Borrowers, that the requirements for such legend have terminated.


                  8.5   Confidentiality.

                  (a) As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof, including without limitation information furnished pursuant to Sections 5.1 and 5.2 hereof) as constitutes or contains confidential business, financial or other information of the Co-Borrowers, the Lenders covenant that:

                  (i) the Lenders shall not, provided that the Co-Borrowers have given written notice to the Lenders of the confidential nature of such information, disclose such information to Persons other than their respective employees, counsel, accountants, shareholders, members, partners, limited partners, officers, directors and agents (which Persons shall be advised of the confidential nature of such information);

                  (ii) the Lenders shall not use such information other than in connection with evaluating or monitoring the Lenders' investment in the Co-Borrowers; and

                  (iii) the Lenders shall not use such information in a manner known by the Lenders to be adverse to the Co-Borrowers, or its business or assets;

provided, however, that the foregoing obligation shall not apply if:

                  (A) the Lenders are advised by their respective legal counsel that such disclosure or delivery may be required by law, regulation or judicial or administrative order;

                  (B) such information is otherwise in the public domain at the time of disclosure, or becomes publicly known, in each case, through no breach of this Agreement or any other obligation by the Lenders;

                  (C) such information becomes known to the Lenders through disclosure by sources other than the Co-Borrowers having the right to disclose such confidential information without any restriction thereon;

                  (D) such information is generally disclosed to third parties by the Co-Borrowers without similar restriction on such third parties;

                  (E) such information is approved for release by written authorization of the Co-Borrowers;

                  (F) such information is independently developed by such Lender;

                  (G) such Lender uses such information in connection with any litigation or arbitration for the purpose of enforcing its rights against the Co-Borrowers under this Agreement or any Operative Agreement; or

                  (H) such information is disclosed in connection with a transfer or proposed transfer of securities of the Co-Borrowers and the transferee or proposed transferee agrees prior to such disclosure to be bound by this Section 8.5.

                  8.6 Further Assurances, Post-Closing Cooperation. At any time or from time to time after each Closing, the Co-Borrowers shall execute and deliver to each of the Lenders such other documents and instruments, provide such materials and information and take such other actions as either of the Lenders may reasonably request more effectively to vest title to a Note in such Lender and otherwise to cause the Co-Borrowers to fulfill their respective obligations under this Agreement and the Operative Agreements to which they are a party.

                  8.7 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by the Co-Borrowers therefrom, shall in any event be effective unless in writing and signed by both the Lenders and the Co-Borrowers. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the

Co-Borrowers in any case shall entitle the Co-Borrowers to any further notice or demand in similar or other circumstances, unless otherwise specifically required herein. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 8.7 shall be binding upon the holder of the Notes and each future holder of the Notes.

                  8.8 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

                  8.9 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 8.2.

                  8.10 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by the Co-Borrowers without the prior written consent of both of the Lenders and any attempt to do so will be void. Subject to the foregoing sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  8.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.


                  8.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  8.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                  8.14 Consent to Jurisdiction and Service of Process. ALL JUDICIAL

PROCEEDINGS BROUGHT AGAINST THE CO-BORROWERS WITH RESPECT TO THIS AGREEMENT, ANY OPERATIVE AGREEMENT, ANY LOAN, ANY NOTE OR ANY COMMON STOCK MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE CO-BORROWERS ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, ANY OPERATIVE AGREEMENT, ANY LOAN AND ANY NOTE. THE CO-BORROWERS DESIGNATE AND APPOINT CSC NETWORKS/PRENTICE HALL LEGAL AND FINANCIAL SERVICES AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY THEM IRREVOCABLY AGREEING IN WRITING TO SERVE, AS THEIR AGENT TO RECEIVE ON THEIR BEHALF, SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THEM TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE CO-BORROWERS AT THEIR ADDRESS PROVIDED IN SECTION 8.1, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY THE CO-BORROWERS REFUSES TO ACCEPT SERVICE, THE CO-BORROWERS HEREBY AGREE THAT SERVICE UPON THEM BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDERS TO BRING PROCEEDINGS AGAINST THE CO-BORROWERS IN THE COURTS OF ANY OTHER JURISDICTION.

                  8.15 Waiver of Jury Trial. THE CO-BORROWERS HEREBY WAIVE,
TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, ANY OPERATIVE AGREEMENT, ANY LOAN OR ANY NOTE OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NO CLAIM MAY BE MADE BY THE CO-BORROWERS AGAINST THE LENDERS FOR ANY LOST PROFITS OR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (OTHER THAN WILLFUL MISCONDUCT CONSTITUTING ACTUAL FRAUD) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER ANY OPERATIVE AGREEMENT, ANY LOAN, AND ANY NOTE, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; THE CO-BORROWERS HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES. THE CO-BORROWERS AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THE LENDERS WOULD NOT EXTEND TO THE CO-BORROWERS ANY LOAN

HEREUNDER IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

                  8.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.


                                       SKYLINE MULTIMEDIA ENTERTAINMENT, INC.


                                       By:  /s/ Steven Schwartz
                                            -------------------------------
                                                Name:  Steven Schwartz
                                                Title: Executive Director of
                                                       Operations and Finance


                                       NEW YORK SKYLINE, INC.

                                       By:  /s/ Steven Schwartz
                                            -------------------------------
                                                Name:  Steven Schwartz
                                                Title: Executive Director of
                                                       Operations and Finance


                                       SKYLINE VIRTUAL REALITY, INC.

                                       By:  /s/ Steven Schwartz
                                            -------------------------------
                                                Name:  Steven Schwartz
                                                Title: Executive Director of
                                                       Operations and Finance


                                       SKYLINE CHICAGO, INC.

                                       By:  /s/ Steven Schwartz
                                            -------------------------------
                                                Name:  Steven Schwartz
                                                Title: Executive Director of
                                                       Operations and Finance


                                       SKYLINE MAGIC, INC.

                                       By:  /s/ Steven Schwartz
                                            -------------------------------
                                                Name:  Steven Schwartz
                                                Title: Executive Director of
                                                       Operations and Finance

                                       SKYLINE LAS VEGAS, INC.

                                       By:  /s/ Steven Schwartz
                                            -------------------------------
                                                Name:  Steven Schwartz
                                                Title: Executive Director of
                                                       Operations and Finance

                                      BANK OF NEW YORK, AS TRUSTEE FOR THE
                                      EMPLOYEES RETIREMENT PLAN OF KEYSPAN
                                      ENERGY CORP.


                                      By:  /s/ Stephen P. Weis
                                           ------------------------------------
                                               Name:  Stephen P. Weis
                                               Title:


                                      PROSPECT STREET NYC DISCOVERY FUND, L.P.
                                      By:      Prospect Street Discovery Fund,
                                               Inc., its General Partner


                                      By:  /s/ John F. Barry
                                           ------------------------------------
                                               Name:  John F. Barry
                                               Title: President

                                  SCHEDULE 2.1


       Lender                                          Loan Amount

1.      Keyspan                                          $500,000

2.      Prospect Street                                  $435,000